UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

MJ Harvest, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	333-234048 (Commission File Number)	82-3400471 (IRS Employer I.D. No.)

9205 W. Russell Road, Suite 240

Las Vegas, Nevada 89139

Phone: (954) 519-3115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule l4a- l2 under the Exchange Act (17 CFR 240. l4a- l2)

☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240. l4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l3e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

Agreement to Acquire up to 100% of PPK Investment Group, Inc (d.b.a. Country Cannabis)

On March 24, 2021, MJ Harvest, Inc. (“MJHI”) closed a loan to PPK Investment Group, Inc. (“PPK”) in the form of a convertible note in the amount of $620,000. The convertible note bears interest at 6% per annum and is due on September 1, 2021. The conversion feature of the Note provides that MJHI may convert the Note to acquire a 6.2% interest in PPK provided such conversion is then in compliance with Oklahoma regulations governing ownership of cannabis licenses in Oklahoma. If converted, the interest accrued from the loan date of March 24, 2021 through the date of conversion will be forgiven. The intention of MJHI is to establish a relationship with PPK through the loan agreement, and then expand that relationship to an increasing ownership interest in accordance with Oklahoma law so that, over time, MJHI and PPK can effectively combine and grow their respective businesses.

PPK operates a vertically integrated cannabis company under the Country Cannabis Brand and is engaged in growing, harvesting, processing, extracting, manufacturing, and wholesale, and retail distribution of its products. The PPK business is hereafter referred to as Country Cannabis.

Upon conversion, MJHI will also have the right to acquire an additional 3.8% interest in PPK (10% in total) for payment of $380,000 by issuance of restricted common stock of MJHI priced at $0.25 per share or 1,520,000 shares. At the Closing Date of the acquisition on March 24, 2021, MJHI common stock closed on the OTCQB Market at $1.80 per share. The stock was discounted in the acquisition to reflect the thin trading market for the MJHI shares and the arm’s length negotiated value of the stock to PPK in the acquisition.

In the event of conversion of the Convertible Note into an investment in PPK, a Securities Purchase Agreement signed concurrently with the Convertible Note will also become effective. The Securities Purchase Agreement gives MJHI the right to increase its investment up to a 100% ownership interest in PPK, provided such increased ownership is in compliance with Oklahoma State cannabis licensing requirements. Terms of purchase for increased ownership of PPK will be on the same terms as the initial acquisition of the 10% interest, 62% cash and 38% stock with the stock priced at $0.25 per share. Total value of PPK for purposes of the acquisition is $10,000,000.

The Securities Purchase Agreement, if activated by conversion of the Convertible Note, includes an earnout which could result in payment of additional consideration to PPK if the valuation at the end of the look back period is greater than $10,000,000. For purposes of the earnout, the valuation will be based on three times earnings before interest, taxes, depreciation, and amortization (EBITDA). If EBITDA exceeds $3,333,333 in the twelve months immediately preceding the look back date of March 31, 2023, additional shares will be owed to PPK under the earnout in an amount sufficient to equal the earnout valuation less $10,000,000 times the percentage of PPK then owned by MJHI. Such additional consideration will be paid 62% in cash and 38% in MJHI restricted stock.

The Securities Purchase Agreement, if activated by conversion of the Convertible Note, also contains agreement of Ralph Clinton Pyatt III (“Clinton Pyatt”), President of PPK, to continue his role as Chief Executive Officer and President of the Country Cannabis business for a period of at least three years. MJHI also has an option to acquire the real estate that Country Cannabis utilizes in its operations. The real estate is currently under lease to Country Cannabis by an affiliated Company owned by Clinton Pyatt.

Following the conversion of the Convertible Note, if converted, and payment of the additional acquisition consideration through issuance of shares of MJHI Common Stock, MJHI will own 10% of PPK and Country Cannabis will continue to operate as it has since its inception in August 2019.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Form 8-K is incorporated into this Item 3.02 by reference. The Convertible Note and the shares issuable upon conversion of the Convertible Note were or will be issued in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based on the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one buyer; (c) there were no contemporaneous public offerings of securities by MJHI; and (d) the negotiations for the issuance of the securities took place directly between MJHI and the buyer.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement
10.2	Addendum to Securities Purchase Agreement
99.1	Press Release dated March 30, 2021

SIGNATURES

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MJ Harvest, Inc

/s/ Patrick Bilton March 30, 2021
By: Patrick Bilton Date
Its: Chief Executive Officer